Exhibit 99.2

Ahren Acquisition Corp. Announces Completion of $300 million Upsized IPO

New York, Dec. 17, 2021 (GLOBE NEWSWIRE) -- Ahren Acquisition Corp. (the “Company”), today announced the closing of its initial public offering of 30 million units, including 2.5 million units issued pursuant to the exercise by the underwriters of their over-allotment option, at a price of $10.00 per unit. Each unit issued in the initial public offering consists of one Class A ordinary share and one-half of one warrant to purchase one Class A ordinary share at an exercise price of $11.50 per share. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “AHRNU” on December 15, 2021. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AHRN” and “AHRNW,” respectively.

Ahren Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective initial business combination target will initially be focused on high growth, domain leading companies fueled by breakthrough deep technology and/or deep science. The Company believes that it is well positioned to pursue initial business combination opportunities within its four domains of interest: Planet & Efficient Energy; Brain & Artificial Intelligence; Genetics & Platform Technologies; and Space, Robotics & Physics.

The Company’s sponsor is AACS LP, which is an affiliate of Ahren LP (“Ahren”). Ahren is an investment fund that seeks to make transformative investments in companies that have the capacity to penetrate large markets within and among the Company’s four domains of interest and on a global stage. Ahren was founded in 2017 by technology and disruptive healthcare investor and Founding & General Partner Alice Newcombe-Ellis, alongside co-founding Science Partners that have founded companies and/or whose inventions and technologies are today valued in excess of $100 billion combined. Alice Newcombe-Ellis will be acting as the Company’s Chief Executive Officer.

Citigroup Global Markets, Inc. is the underwriter for the offering. Citigroup and Lazard Frères & Co., LLC are acting as our financial advisors in connection with this offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone: 800-831-9146.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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CONTACT:
Investor Relations, Ahren Acquisition Corp. info@ahrenacq.com